Exhibit 10.2

COVID JOINT DEVELOPMENT, MANUFACTURING AND MARKETING AGREEMENT

BETWEEN

NANTKWEST, INC. AND IMMUNITYBIO, INC.

BINDING TERM SHEET

May 22, 2020

This Binding Term Sheet (this “Term Sheet”) outlines the principal terms of a COVID joint development, manufacturing and marketing agreement between NantKwest, Inc. and ImmunityBio, Inc. This Term Sheet constitutes a legally binding obligation of the Parties.

The Parties will enter into a transaction on the following terms:

PARTIES:	NantKwest, Inc. (“NantKwest”) and ImmunityBio, Inc. (“ImmunityBio”). Each of NantKwest and ImmunityBio are referred to herein as a “Party” and together as the “Parties.”
GENERAL:

The Parties will contribute certain proprietary rights, assets and capabilities to enable joint development of one or more vaccine and therapeutic products directed against SARS-CoV-2 infections and its associated clinical conditions, including without limitation COVID-19 disease.

DEFINITIVE AGREEMENT:

The transaction will be implemented through a contractual arrangement between the Parties evidenced by a COVID Joint Development, Manufacturing and Marketing Agreement (the “Agreement”).  The Agreement will contain customary representations and warranties, indemnities and other provisions customary for transactions of this type.  The Parties agree to work in good faith expeditiously towards finalizing the Agreement consistent with this Term Sheet and executing it on or before August 21, 2020.  The Agreement, upon execution, shall supersede in its entirety this Term Sheet.

FIELD OF USE:	Prevention and treatment of SARS-CoV-2 viral infection and associated clinical conditions, including without limitation COVID-19.
TERRITORY	All jurisdictions throughout the world.
NANTKWEST CONTRIBUTIONS:

Manufacturing capabilities in the form of facilities, equipment, personnel and related know-how.  Facilities dedicated to manufacturing of Collaboration Products include the facility located at S. Douglas St., El Segundo, CA 90245.

The following proprietary cell-based product candidates: (i) haNK: CD-16, off-the-shelf natural killer cells to enhance antibody killing of infected cells, given alone or combined with Convalescent Plasma (CP); and (ii) Bone marrow-derived mesenchymal stem cells (MSC) to mitigate ‘cytopathic storm’ (each, a “NantKwest Product,” and collectively, the “NantKwest Products”)

IMMUNITYBIO CONTRIBUTIONS:

Equipment as agreed by the Parties and related technology and know-how.

The following proprietary product candidates: (i) adenovirus constructs known as Ad5, with spike and/or nucleocapsid protein; and (ii) an IL-15 superagonist complex consisting of an IL-15 mutant (IL-15N72D) bound to an IL-15 receptor α/IgG1 Fc fusion protein (“N-803”) (each, an “ImmunityBio Product,” collectively, the “ImmunityBio Products”).

COLLABORATION PRODUCTS:

The NantKwest Products and the ImmunityBio Products, together with any improvements, modifications, derivatives, descendants and combinations thereof, are referred to individually as a “Collaboration Product” and collectively as “Collaboration Products.”

EXCLUSIVE LICENSES:

Each Party grants to the other Party an exclusive license under all intellectual property rights owned or controlled by such Party and relating to the Collaboration Products, solely as necessary to enable the research, development and commercialization of the Collaboration Products as contemplated herein.

RESPONSIBILITIES:

With the sole exception of N-803, NantKwest will have primary responsibility for manufacturing and supply of the Collaboration Products for clinical and commercial purposes.

The regulatory and development strategy for a given Collaboration Product shall be led by the contributing Party and overseen by the JDC (as defined below), except in the instance where both Parties are contributors, in which case regulatory and development strategy would be determined jointly within the JDC.

NantKwest will have primary responsibility in the United States for sales and marketing of the Collaboration Products.  The Parties will share responsibility in the rest of the world for sales and marketing of the Collaboration Products.

GOVERNANCE:

The development and regulatory approval of Collaboration Products in the Field will be supervised by a Joint Development Committee (the “JDC”) that will be comprised of an equal number of representatives of NantKwest and ImmunityBio and co-chaired by a representative of each of NantKwest and ImmunityBio.  The JDC will be responsible for overseeing and monitoring the research and development of the Collaboration Products in the Field, including the regulatory and clinical strategy.

The commercialization of Collaboration Products in the Field will be supervised by a Joint Business Committee (the “JBC”) that will be comprised of an equal number of representatives of NantKwest and ImmunityBio and co-chaired by a representative of each of NantKwest and ImmunityBio.  The JBC will be responsible for oveseeing and monitoring business strategy, marketing, and other commercial activities of the Collaboration Products in the Field.

In the event that unanimity cannot be reached between the Parties with respect to any matter brought for decision by the JDC or the JBC, such disagreements shall be resolved via good faith discussions between a senior executive of NantKwest and ImmunityBio. In the event that disagreements persist between the senior executives within thirty (30) days (or other longer period of time approved by the JDC or JBC, as applicable, if one Party applies for such extension and the JDC or JBC, as applicable, approves such application) after the matter is first brought before the JDC or JBC, as applicable, then the matter shall be resolved according to a general dispute resolution procedure, which will be formulated by the JBC within thirty (30) days upon its establishment or, if the Parties are unable to agree on a general dispute resolution, then the disagreement shall be resolved in accordance with the dispute resolution provisions of the Agreement.

INTELLECTUAL PROPERTY:

Background Technology: Except as expressly contemplated in the Agreement all intellectual property rights of either Party made before the effective date or outside the scope of the Agreement will remain the separate property of such Party.

Data Rights: The Parties will share and make available in a mutually agreed format all data, information and results arising out of the activities contemplated in the Agreement (together, the “Data”).  Each Party shall have the unrestricted right to use the Data for all purposes in connection with its development and commercial activities outside the Field.

Inventions: Any invention or discovery made pursuant to the Agreement, whether or not patentable (each, an “Invention”) that relates solely to NantKwest Contributions will be owned by NantKwest and be subject to the licenses granted hereunder.  Any Invention that relates solely to ImmunityBio Contributions will be owned by ImmunityBio and be subject to the licenses granted hereunder.  Inventions that relate to both a NantKwest Product and an ImmunityBio Product, or to neither a NantKwest Product nor an ImmunityBio Product, will be jointly owned by both Parties (each, a “Joint Invention”).

Joint Prosecution and Enforcement: The Parties will execute a joint prosecution agreement to govern the prosecution and enforcement of Joint Inventions.

UPFRONT COSTS	Each Party shall be responsible for 50% of all costs incurred in connection with the Agreement from and after its effective date, including capital expenditures (CAPEX) and personnel costs.
PROFIT SHARING:

The Parties will share Net Profits from sales of Collaboration Products as follows:

If the Collaboration Product is a NantKwest Product, NantKwest will receive Sixty Percent (60%) of Net Profits and ImmunityBio will receive Forty Percent (40%) of Net Profits.

If the Collaboration Product is an ImmunityBio Product, ImmunityBio will receive Sixty Percent (60%) of Net Profits and NantKwest will receive Forty Percent (40%) of Net Profits.

All Net Profits from sales of combined Collaboration Products will be shared equally.

The definition of “Net Profits” will be determined in accordance with U.S. GAAP.

TERM AND TERMINATION:

The term of the Agreement will be five (5) years renewable upon mutual agreement for an additional five (5) year period (the “Term”).

Each Party will also have a right to terminate in the event of material breach, bankruptcy, or insolvency.

If the Agreement is not executed by both Parties on or prior to August 21, 2020, then either Party may thereafter terminate this Term Sheet upon five (5) business days written notice to the other Party.

DISPUTE RESOLUTION; GOVERNING LAW:

Any dispute, difference or controversy arising under this Term Sheet or the Agreement shall be settled by binding arbitration. Any arbitration shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules. The arbitrator shall interpret and construe this Term Sheet and the Agreement in accordance with, and shall be bound by the laws of the State of California without regard to its conflicts of laws principles. Any arbitration shall take place in the County of Los Angeles in the State of California or at such other location as the Parties may agree upon, according to the American Arbitration Association’s Commercial Arbitration Rules then in effect. The fees and disbursements of such arbitrator shall be borne equally by the Parties, with each Party bearing its own expenses for counsel and other out-of-pocket costs.

GLOBAL ACCESS:	The Parties agree to discuss in good faith implementation of joint strategic programs and policies to enable broader access throughout the world to Collaboration Products on a humanitarian basis.
ANNOUNCEMENT:

Promptly upon execution of this Term Sheet, the Parties will issue a press release or make a public announcement.  The form and content of the press release or public announcement will be as mutually agreed by the Parties.

This Binding Term Sheet may only be amended by a document signed by the Parties. This Binding Term Sheet may be executed in counterparts, which together will constitute one document.  Facsimile and pdf signatures shall have the same legal effect as original signatures.  Each of the undersigned hereby confirms that the terms of this Binding Term Sheet are acceptable.

NANTKWEST, INC. By: /s/Steven C. Yang Name: Steven C. Yang Title: General Counsel Date: May 22, 2020	IMMUNITYBIO, INC. By: /s/ David Sachs Name: David Sachs Title: Acting CFO Date: May 22, 2020